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                                                                      EXHIBIT 12


                             CMS ENERGY CORPORATION
                       Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)


                                                                                         Years Ended December 31 -
                                                                1999        1998      1997       1996       1995
                                                              ----------------------------------------------------
                                                                             (b)
Earnings as defined (a)
Consolidated net income                                       $ 277       $ 242      $ 244      $ 224      $ 195
Income taxes                                                     64         100        108        137        113
Exclude equity basis subsidiaries                               (84)        (92)       (80)       (85)       (57)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $41, $28, $13,
  $5, and $4 million for the
  years ended December 31, 1999, 1998, 1997, 1996
  and 1995, respectively                                        588         395        360        313        299
                                                              --------------------------------------------------
Earnings as defined                                           $ 845       $ 645      $ 632      $ 589      $ 550
                                                              ==================================================

Fixed charges as defined (a)
Interest on long-term debt                                    $ 502       $ 319      $ 273      $ 230      $ 224
Estimated interest portion of lease rental                        7           8          8         10          9
Other interest charges                                           57          48         49         43         42
Preferred securities dividends and
   Distributions                                                 96          77         67         54         42
                                                              --------------------------------------------------

Fixed charges as defined                                      $ 662       $ 452      $ 397      $ 337      $ 317
                                                              ==================================================

Ratio of earnings to fixed charges                             1.28        1.43       1.59       1.75       1.74
                                                              ==================================================


NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) Excludes a cumulative effect of change in accounting after-tax gain of $43 million.